Exhibit 5.1

Goodwin Procter LLP
The New York Times Building 620 Eighth Avenue New York, NY 10018

goodwinlaw.com
+1 212 813 8800

September 12, 2022

Senti Biosciences, Inc.

2 Corporate Drive, First Floor

South San Francisco, CA 94080

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Senti Bioscience, Inc., a Delaware corporation (the “Company”), of the offering of up to 8,727,049 shares (the “Shares”) of Common Stock, $0.0001 par value per share, to be sold by the selling stockholder listed in the Registration Statement under “Selling Securityholder” (the “Selling Securityholder”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Selling Securityholder Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP